As filed with the Securities and Exchange Commission on March 13, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTAR ENERGY, INC.

(Exact Name of Registrant as specified in its charter)

Kansas	48-0290150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue

Topeka, Kansas 66612

(Address including zip code of Principal Executive Offices)

WESTAR ENERGY, INC

LONG TERM INCENTIVE AND SHARE AWARD PLAN

(As Amended and Restated January 1, 2005)

(Full title of the plan)

Larry D. Irick

Vice President, General Counsel and

Corporate Secretary

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Daniel G. Kelly, Jr.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $5.00 per share	2,000,000	$23.07	(2)	$46,140,000	(2)	$1,813.30

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby under the Westar Energy, Inc. Long Term Incentive and Share Award Plan (As Amended and Restated January 1, 2005) (the “Plan”) on the New York Stock Exchange on March 12, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Westar Energy, Inc. (the “Company” or the “Registrant”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

(1) The Company’s Annual Report on Form 10-K (Registration No. 1-3523) for the fiscal year ended on December 31, 2007.

(2) The Company’s Current Reports on Form 8-K dated April 12, 2007, May 1, 2007, May 10, 2007, May 16, 2007, July 3, 2007, August 15, 2007, August 27, 2007, August 31, 2007, October 1, 2007 (but only to the extent filed rather than furnished), October 19, 2007, November 16, 2007 and February 26, 2008.

(3) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act subsequent to December 31, 2007.

(4) The description of the Company’s capital stock which is contained in the Company’s Registration Statement on Form S-3, filed with the Commission on April 5, 2007 (Registration Statement 333-141899), including any amendments or supplements thereto.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

The statements as to matters of law and legal conclusions set forth in this Registration Statement and in the documents incorporated by reference herein have been reviewed by Larry D. Irick, Esq., Vice President, General Counsel and Corporate Secretary of Westar Energy, Inc., and are set forth or incorporated by reference herein in reliance upon the opinion of Mr. Irick. At February 20, 2008, Mr. Irick owned directly and/or beneficially 52,186 shares of Common Stock and 28,800 unvested restricted share units subject to the terms of Westar Energy, Inc.’s Long Term Incentive and Share Award Plan (As Amended and Restated Januarsy 1, 2005).

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XVIII of the Company’s Restated Articles of Incorporation, as amended, provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

Section 17-6305 of the Kansas General Corporation Law (the “Indemnification Statute”) provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the articles of incorporation requires us to indemnify our directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, we enter into indemnification agreements with our directors from time to time, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

5	Opinion of Larry D. Irick, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Larry D. Irick, Esq. (included in Exhibit 5).

24	Powers of attorney (including on the signature pages hereof).

99.1	Westar Energy, Inc. Long Term Incentive and Share Award Plan (As Amended and Restated January 1, 2005).

ITEM 9.	REQUIRED UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price) represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 13th day of March, 2008.

Westar Energy, Inc.

By:	/s/ William B. Moore
Name:	William B. Moore
Title:	President and Chief Executive Officer

We the undersigned directors and officers of Westar Energy, Inc. do hereby constitute and appoint William B. Moore, Mark A. Ruelle and Larry D. Irick, and each of them, our true and lawful attorneys and agents, to do any and all such acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended (“Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign for us or in any of our names and in the capacities indicated below any and all amendments (including post effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Moore
William B. Moore	Director, President and Chief Executive Officer (Principal Executive Officer)	March 13, 2008

/s/ Mark A. Ruelle
Mark A. Ruelle	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 13, 2008

/s/ Charles Q. Chandler IV
Charles Q. Chandler IV	Chairman of the Board	March 13, 2008

/s/ Mollie H. Carter
Mollie H. Carter	Director	March 13, 2008

/s/ R.A. Edwards III
R.A. Edwards III	Director	March 13, 2008

/s/ Jerry B. Farley
Jerry B. Farley	Director	March 13, 2008

Signature	Title	Date

/s/ B. Anthony Isaac
B. Anthony Isaac	Director	March 13, 2008

/s/ Arthur B. Krause
Arthur B. Krause	Director	March 13, 2008

/s/ Sandra A.J. Lawrence
Sandra A.J. Lawrence	Director	March 13, 2008

/s/ Michael F. Morrissey
Michael F. Morrissey	Director	March 13, 2008

/s/ John C. Nettels, Jr.
John C. Nettels, Jr.	Director	March 13, 2008

EXHIBIT INDEX

5	Opinion of Larry D. Irick, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Larry D. Irick, Esq. (included in Exhibit 5).

24	Powers of attorney (including on the signature pages hereof).

99.1	Westar Energy, Inc. Long Term Incentive and Share Award Plan (As Amended and Restated January 1, 2005).